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                                               Filed Pursuant to rule 424 (b)(3)
                                               Registration No. 333-63768-01-74

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 2001)


               MeriStar Hospitality Operating Partnership, L.P.
                      MeriStar Hospitality Finance Corp.
                   Offer to Exchange $300,000,000 of their
                         9% Senior Notes Due 2008 and
                          $200,000,000 of their 9-1/8%
                            Senior Notes due 2011

                                 ____________

        This Prospectus Supplement supplements the Prospectus dated September 12, 2001 relating to the offer by MeriStar Hospitality Operating Partnership, L.P. and MeriStar Hospitality Finance Corp. to exchange $300,000,000 aggregate principal amount of their 9% Senior Notes due 2008 and $200,000,000 aggregate principal amount of their 9-1/8% Senior Notes due 2011 for like amounts of their existing 9% Senior Notes due 2008 and 9-1/8% Senior Notes due 2011.
                                 ____________

        INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THE PROSPECTUS.
                                 ____________

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
           STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
             THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
               TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


           This Prospectus Supplement is dated September 26, 2001.

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Recent Developments

        On September 21, 2001, MeriStar Hospitality Corporation, MeriStar Hospitality Operating Partnership, L.P., FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership and FelCor Merger Sub, L.L.C. agreed to terminate the merger agreement that they had previously entered into in accordance with the terms of a termination agreement. The termination agreement is filed as an exhibit to the Current Report on Form 8-K filed by MeriStar Hospitality Corporation on September 21, 2001. Neither FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership nor any of their subsidiaries will become co-obligors or guarantors of the notes offered by the prospectus.

Supplemental Risk Factor

        In addition to the risk factors included in the prospectus, you should carefully consider the following risk factor in deciding whether to participate in the exchange offer.

        Acts of domestic terrorism have impacted our industry

        On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. As a result, of these terrorist acts, there has been a disruption in domestic and international travel. These terrorist acts and travel disruptions have resulted in decreased customer visitation to our properties. These terrorist acts and the travel disruptions may continue to affect us, and may also adversely affect the already slowing economy, further negatively impacting our results of operations.